Mt. Hope – Financing Plan

Anticipated Financing Need: **$900 - $1,000 Million[1]**

Anticipated Debt/Equity Split: **60-70% Debt/30-40% Equity**

Equity Structure: ($270-$400M)

- ArcelorMittal Deal: $70 million
- Potential JV Partner
- Warrant Proceeds: $20 million

Debt Structure: ($540 - $700M)

- High-Yield Debt Offering
- Project Finance Market
- Convertible Debt

1. Includes $852 in CapEx indicated in the Company's Bankable Feasibility study and anticipated working capital and bonding requirements.